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                                                                     EXHIBIT 8.2

                      [CAHILL GORDON & REINDEL LETTERHEAD]

                                          August 17, 1998

Manor Care, Inc.
11555 Darnestown Road
Gaithersburg, Maryland 20878

Ladies and Gentlemen:

     You have requested our opinion as to whether the proposed merger (the "Merger") of Catera Acquisition Corp. ("Subco"), a Delaware corporation that is a direct, wholly-owned subsidiary of Health Care and Retirement Corporation, a Delaware corporation ("Parent"), with and into Manor Care, Inc., a Delaware corporation (the "Company"), will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Any capitalized terms not defined herein have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger by and among Parent, Subco and the Company dated as of June 10, 1998 (such agreement, including all schedules and exhibits thereto, hereinafter referred to as the "Merger Agreement").

     In rendering this opinion, we have relied, with your consent, upon the following assumptions:

          1. The representations and undertakings of Parent set forth in the Certificate attached hereto as Exhibit A, and the representations and undertakings of the Company set forth in the Certificate attached hereto as Exhibit B, are accurate and complete, and will be accurate and complete as of the Effective Time, in each case without regard to any qualification as to knowledge and belief;

          2. The Merger will be consummated in accordance with the Agreement;

          3. The Registration Statement on Form S-4 (the "Registration Statement") covering the registration of HCR Common Stock under the Securities Act of 1933, as amended (the "Act"), as filed by Parent with the Securities and Exchange Commission ("SEC") on August 17, 1998, is accurate and complete.

     This opinion is based upon existing laws, regulations, Internal Revenue Service positions, and judicial decisions, any of which may be changed at any time with retroactive effect. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions, or decisions change or we become aware of any facts that might change our opinion.

     Based on and subject to the foregoing assumptions, we are of the opinion that, for federal income tax purposes:

          a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

          b) no gain or loss will be recognized by Parent, Subco, the Company or any Company stockholder as a result of the Merger (except with respect to any cash received in lieu of a fractional share of HCR Common Stock).

     This opinion is intended only for the use of the Company in connection with the Merger. This opinion may not be relied upon, or quoted in whole or in part, by any other person or for any other purpose.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC thereunder.

                                          Very truly yours,

                                          /s/ CAHILL GORDON & REINDEL